Exhibit 99.1

Friday, January 31, 2014

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2013; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, January 31, 2014 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2013.

Selected fiscal year 2013 highlights

Net income available to common shareholders was $3,922,000, or $2.30 per common share, for 2013, compared with $3,861,000 or $2.28 per common share for 2012.

  Earnings per common share increased $0.02, or 0.9%, to $2.30.
  Earnings per common share excluding one-time fourth quarter expenses related to strategic initiatives of $202,000 (net of taxes), or $0.12 per share, would have been $2.42 per share or an increase of $0.14 (+6%) compared to 2012.
  Tax equivalent net interest income increased $405,000, or 8.6%.
  Non-interest expense decreased $619,000, or 3.2%. Preferred stock dividends were $161,000,versus $241,000 for 2012.

Fourth quarter 2013 dividend

The Board of Directors of Salisbury Bancorp, Inc. declared a $0.28 per common share quarterly cash dividend at their January 31, 2014 meeting. The dividend will be paid on February 28, 2014 to shareholders of record as of February 14, 2014.

Selected fourth quarter 2013 highlights

Net income available to common shareholders was $940,000, or $0.55 per common share, for its fourth quarter ended December 31, 2013 (fourth quarter 2013), compared with $976,000, or $0.57 per common share, for the third quarter ended September 30, 2013 (third quarter 2013), and $531,000, or $0.31 per common share, for the fourth quarter ended December 31, 2012 (fourth quarter 2012). Fourth quarter 2012 results included a $450,000 non-recurring expense to the FHLBB that was substantially recovered in 2013 through reduced interest expense.

  Earnings per common share increased $0.24, or 77.4%, versus fourth quarter 2012, but decreased $0.02, or 3.5%, to $0.55 versus third quarter 2013.
  Earnings per share excluding one-time expenses related to strategic initiatives of $202,000 (net of taxes), or $0.12 per share, would have been $0.67 per share for the quarter, an increase of $0.10 (+17%) as compared to third quarter 2013.
  Tax equivalent net interest income increased $406,000, or 8.6%, versus fourth quarter 2012 and increased $148,000, or 3.0%, versus third quarter 2013.
  Provision for loan losses was $190,000, versus $380,000 for fourth quarter 2012 and $240,000 for third quarter 2013.
  Net loan charge-offs were $163,000, versus $199,000 for fourth quarter 2012 and $215,000 for third quarter 2013.
  Non-interest expense decreased $357,000, or 6.7%, versus fourth quarter 2012 but increased $334,000, or 7.2%, versus third quarter 2013.
  Non-performing assets decreased $2.6 million, or 25.3%, versus fourth quarter 2012 and decreased $2.2 million, or 22.5%, to $7.5 million, or 1.3% of total assets, versus third quarter 2013. Loans receivable 30 days or more past due decreased $2.6 million versus fourth quarter 2012 and decreased $410,000 to $11.0 million, or 2.5% of gross loans, versus third quarter 2013.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “While our progress has been restrained by the slow pace of economic growth in the region, we are pleased to report continued progress with respect to key strategic objectives and growth in our year-over-year earnings. Our continuing efforts to control non-interest expenses, maintain and improve asset quality, and grow net interest and dividend income, are enhancing our current results of operation and should continue to contribute to our future progress. Similarly, we are pleased to see continued growth in the assets under management in our Wealth Advisory Department. This continued success of our Wealth Advisory Department both distinguishes Salisbury from its competitors and diversifies our income stream by reducing our dependence on net interest income. We have also made advancements in implementing our strategic objectives of expanding our footprint in the market areas we serve through both de novo expansion and opportunistic acquisitions. In this regard, we recently took steps to establish a new branch in Great Barrington, Massachusetts and we signed an agreement to acquire a branch office and related deposits from another institution in Sharon, Connecticut. We expect to consolidate our existing Sharon office with such new branch following receipt of regulatory approvals and consummation of the transaction later this year. These efforts reflect our continuing interest in seeking opportunities to reach out and serve new customers and communities, while striving to maximize efficiency and maintain our commitment to quality customer service.”

Net Interest Income

Tax equivalent net interest income for fourth quarter 2013 decreased $148,000, or 3.0%, versus third quarter 2013, and $406,000, or 8.6%, versus fourth quarter 2012. Average total interest bearing deposits decreased $19.3 million versus third quarter 2013 and decreased $1.1 million, or 2.86%, versus fourth quarter 2012. Average earning assets decreased $15.8 million versus third quarter 2013 and decreased $16.7 million, or 3.0%, versus fourth quarter 2012. The net interest margin increased 20 basis points versus third quarter 2013 and increased 39 basis points versus fourth quarter 2012 to 3.71% for fourth quarter 2013.

Non-Interest Income

Non-interest income for fourth quarter 2013 increased $110,000 versus third quarter 2013 and decreased $307,000 versus fourth quarter 2012. Trust and Wealth Advisory revenues increased $25,000 versus third quarter 2013 and increased $3,000 versus fourth quarter 2012. The quarter-over-quarter revenue increase resulted from growth in managed assets which were partially offset by decreased estate fees. Service charges and fees increased $17,000 versus third quarter 2013, and increased $51,000 versus fourth quarter 2012 due to restructuring of deposit fees and increased volume of debit card interchange fees in 2013. Income from sales and servicing of mortgage loans increased $84,000 versus third quarter 2013 due to higher sales volume and a decrease in the MSR impairment reserve. Income from sales and servicing of mortgage loans decreased $354,000 versus fourth quarter 2012 due primarily to fewer loans sold in 2013 than in 2012. Mortgage loan sales totaled $2.4 million for fourth quarter 2013, $2.2 million for third quarter 2013 and $13.4 million for fourth quarter 2012. Fourth quarter 2013, third quarter 2013 and fourth quarter 2012 included mortgage servicing valuation impairment benefit (expense) of $27,000, ($38,000) and $73,000, respectively.

Non-Interest Expense

Non-interest expense for fourth quarter 2013 increased $334,000 versus third quarter 2013 and decreased $357,000 versus fourth quarter 2012. Net compensation increased $9,000 versus third quarter 2013 and increased $76,000 versus fourth quarter 2012 due to changes in staffing levels, merit increases and increased employee benefits costs. Premises and equipment costs increased $13,000 versus third quarter 2013 and remained level versus fourth quarter 2012. The third quarter increase was due primarily to the Millerton drive-up renovations. Data processing increased $12,000 versus third quarter 2013 and decreased $10,000 versus fourth quarter 2012. Professional fees increased $223,000 versus third quarter 2013 and increased $232,000 versus fourth quarter 2012 due to consulting, legal and other professional services associated with efforts to implement strategic and capital planning by taking advantage of prudent opportunities to expand our franchise through de novo branching and acquisition opportunities, including our plans to establish a full-service branch in Great Barrington, Massachusetts and our agreement to acquire a branch office and related deposits from another institution in Sharon, Connecticut. Each of these is expected to commence operations in the second quarter of this year. Collections and OREO increased $141,000 versus third quarter 2013 due primarily to write-down of OREO properties, and decreased $127,000 versus fourth quarter 2012 due to a change in the accounting for delinquent property taxes and fewer OREO properties to maintain. FDIC insurance increased $9,000 versus third quarter 2013 and decreased $2,000 versus fourth quarter 2012. A fourth quarter 2012 FHLBB advance prepayment fee of $450,000 resulted from the early prepayment of a $10 million advance due 12/16/2013 with a 4.88% coupon.

The effective income tax rates for fourth quarter 2013, third quarter 2013 and fourth quarter 2012 were 17.92%, 17.70% and 4.36%, respectively.

Loans

Net loans receivable increased $17.9 million during fourth quarter 2013 to $438.2 million at December 31, 2013, compared with $420.0 million at September 30, 2013, and increased $49.4 million for full year 2013, compared with $388.8 million at December 31, 2012.

Asset Quality

Non-performing assets decreased $2.2 million during fourth quarter 2013 to $7.5 million, or 1.29% of assets at December 31, 2013, from $9.7 million, or 1.65% of assets at September 30, 2013, and decreased $2.6 million in 2013 from $10.1 million, or 1.68% of assets at December 31, 2012.

Fourth quarter 2013 non-performing assets activity included: $263,000 of loans placed on non-accrual status; $276,000 of loan charge-offs; $65,000 of loan repayments; $695,000 of loans paid off; $1.4 million reinstated to accrual; and, $69,000 in proceeds from OREO sales.

At December 31, 2013, 17.8% of non-accrual loans were current with respect to loan payments, compared with 16.7% at September 30, 2013 and 18.2% at December 31, 2012.

Non-performing assets include OREO of $377,000 at December 31, 2013, compared with $571,000 at September 30, 2013, and $244,000 at December 31, 2012.

Total impaired and potential problem loans decreased $307,000, or 1.2%, during fourth quarter 2013 to $24.8 million, or 5.6% of gross loans receivable at December 31, 2013, from $25.1 million, or 5.9% of gross loans receivable at September 30, 2013, and decreased $2.6 million for year-to-date 2013 from $27.4 million, or 7.0% of gross loans receivable at December 31, 2012.

Loans past due 30 days or more decreased $410,000 during fourth quarter 2013 to $11.0 million, or 2.5% of gross loans receivable at December 31, 2013, from $11.4 million, or 2.7% of gross loans receivable at September 30, 2013, and decreased $2.6 million in 2013 from $13.6 million, or 3.47% of gross loans receivable at December 31, 2012.

The provision for loan losses for fourth quarter 2013 was $190,000 versus $240,000 for third quarter 2013 and $380,000 for fourth quarter 2012. Net loan charge-offs were $163,000, $215,000 and $199,000, for the respective periods. Loan charge-offs for fourth quarter 2013 related to the aforementioned residential property and other non-performing loans. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.06%, versus 1.10% for third quarter 2013 and 1.11% for fourth quarter 2012.

Salisbury has cooperative relationships with the vast majority of its non-performing loan customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Book value and tangible book value per common share increased $0.92 and $0.95, respectively, during fourth quarter, to $33.21 and $27.12, respectively. Tangible book value excludes goodwill and core deposit intangibles.

Shareholders’ equity increased $1.6 million in fourth quarter 2013 to $72.8 million at December 31, 2013. Contributing to the increase in shareholders’ equity for fourth quarter 2013 was net income of $1.0 million and other comprehensive income of $1.1 million, less common and preferred stock dividends of $0.5 million.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2013 the Bank’s Tier 1 leverage and total risk-based capital ratios were 8.96% and 13.93%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 10.65% and 16.46%, respectively.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $36.9 million and to augment its regulatory capital ratios.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	December 31, 2013	December 31, 2012
ASSETS
Cash and due from banks	$ 5,926	$ 9,545
Interest bearing demand deposits with other banks	6,785	34,029
Total cash and cash equivalents	12,711	43,574
Interest bearing time deposits with other banks	738	-
Securities
Available-for-sale at fair value	94,491	126,287
Federal Home Loan Bank of Boston stock at cost	5,340	5,747
Loans held-for-sale	173	1,879
Loans receivable, net (allowance for loan losses: $4,683 and $4,360)	438,178	388,758
Other real estate owned	377	244
Bank premises and equipment, net	11,611	11,520
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $1,968 and $1,745)	576	798
Accrued interest receivable	1,760	1,818
Cash surrender value of life insurance policies	7,529	7,295
Deferred taxes	260	-
Other assets	3,536	3,064
Total Assets	$ 587,109	$ 600,813
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$ 84,677	$ 98,850
Demand (interest bearing)	81,932	65,991
Money market	120,550	128,501
Savings and other	107,171	103,985
Certificates of deposit	83,039	93,888
Total deposits	477,369	491,215
Repurchase agreements	2,554	1,784
Federal Home Loan Bank of Boston advances	30,411	31,980
Capital lease liability	425	-
Accrued interest and other liabilities	3,560	3,837
Total Liabilities	514,319	528,816
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 3,000,000;
Issued: 1,710,121 and 1,689,691	171	169
Paid-in capital	13,668	13,158
Retained earnings	42,240	40,233
Unearned compensation - restricted stock awards	(335)	-
Accumulated other comprehensive income, net	1,046	2,437
Total Shareholders' Equity	72,790	71,997
Total Liabilities and Shareholders' Equity	$ 587,109	$ 600,813

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2013	2012	2013	2012
Interest and dividend income
Interest and fees on loans	$ 4,563	$ 4,376	$ 17,978	$ 18,054
Interest on debt securities
Taxable	398	515	1,757	2,454
Tax exempt	507	491	1,948	2,030
Other interest and dividends	9	44	67	120
Total interest and dividend income	5,477	5,426	21,750	22,658
Interest expense
Deposits	376	543	1,813	2,414
Repurchase agreements	2	2	6	23
Federal Home Loan Bank of Boston advances	308	447	1,243	1,845
Total interest expense	686	992	3,062	4,282
Net interest income	4,791	4,434	18,688	18,376
Provision for loan losses	190	380	1,066	1,070
Net interest and dividend income after provision for loan losses	4,601	4,054	17,622	17,306
Non-interest income
Trust and wealth advisory	775	772	3,074	2,945
Service charges and fees	612	561	2,298	2,189
Gains on sales of mortgage loans, net	78	394	579	1,596
Mortgage servicing, net	38	76	35	(21)
Gains on securities, net	-	-	-	279
Other	67	74	319	326
Total non-interest income	1,570	1,877	6,305	7,314
Non-interest expense
Salaries	1,960	1,880	7,467	7,149
Employee benefits(1)	664	668	2,804	2,912
Premises and equipment	609	609	2,398	2,408
Data processing	370	379	1,514	1,569
Professional fees	529	297	1,524	1,212
Collections and OREO	215	342	519	709
Litigation settlement	-	-	-	400
FDIC insurance	120	123	470	486
Marketing and community support	67	89	393	356
Amortization of intangibles	56	56	222	222
FHLBB advance prepayment fee	-	450	-	450
Other	387	441	1,624	1,681
Total non-interest expense	4,977	5,334	18,935	19,554
Income before income taxes	1,194	597	4,992	5,066
Income tax provision	214	26	909	989
Net income	$ 980	$ 571	$ 4,083	$ 4,077
Net income available to common shareholders	$ 940	$ 531	$ 3,922	$ 3,861

Basic earnings per common share	$ 0.55	$ 0.31	$ 2.30	$ 2.28
Diluted earnings per common share	0.55	0.31	2.30	2.28
Common dividends per share	0.28	0.28	1.12	1.12

(1) Included pension plan curtailment expense of $341,000 for the twelve month period ended December 31, 2012.

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
Total assets	$ 587,109	$ 589,481	$ 600,712	$ 597,343	$ 600,813
Loans receivable, net	438,178	420,306	416,729	406,258	388,758
Total securities	99,831	105,156	111,950	124,004	132,034
Deposits	477,369	479,869	492,040	487,773	491,215
FHLBB advances	30,411	30,801	31,187	31,574	31,980
Shareholders’ equity	72,790	71,211	71,489	72,206	71,997
Wealth assets under management	431,793	408,448	402,897	404,211	388,113
Non-performing loans	7,172	9,166	9,204	8,585	9,860
Non-performing assets	7,549	9,737	9,639	9,297	10,104
Accruing loans past due 30-89 days	5,374	5,093	4,271	4,718	5,629
Net interest and dividend income	4,791	4,659	4,634	4,603	4,434
Net interest and dividend income, tax equivalent	5,115	4,967	4,942	4,903	4,709
Provision for loan losses	190	240	240	396	380
Non-interest income	1,570	1,460	1,650	1,625	1,877
Non-interest expense	4,977	4,643	4,610	4,705	5,334
Income before income taxes	1,194	1,237	1,433	1,127	597
Income tax provision	214	219	289	187	26
Net income	980	1,016	1,143	940	571
Net income available to common shareholders	940	976	1,103	899	531

Per share data
Basic and diluted earnings per common share	$ 0.55	$ 0.57	$ 0.65	$ 0.53	$ 0.31
Diluted earnings per common share	0.55	0.57	0.65	0.53	0.31
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	33.21	32.28	32.45	32.88	33.14
Tangible book value per common share - Non-GAAP⁽¹⁾	27.12	26.17	26.30	26.70	26.85

Common shares outstanding at end of period	1,710	1,710	1,710	1,709	1,690
Weighted average common shares outstanding, basic and diluted, for purposes of calculating EPS	1,691	1,691	1,691	1,690	1,690

Profitability ratios
Net interest margin (tax equivalent)	3.71%	3.51%	3.54%	3.54%	3.32%
Efficiency ratio(2)	71.77	71.22	68.88	70.93	71.41
Non-interest income to operating revenue	24.68	23.85	26.26	26.08	29.74
Effective income tax rate	17.92	17.70	20.19	16.59	4.36
Return on average assets	0.64	0.64	0.74	0.61	0.35
Return on average common shareholders’ equity	6.69	7.05	7.81	6.45	3.85

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.15%	0.20%	0.29%	0.07%	0.21%
Non-performing loans to loans receivable, gross	1.62	2.16	2.19	2.09	2.51
Accruing loans past due 30-89 days to loans receivable, gross	1.22	1.20	1.02	1.15	1.44
Allowance for loan losses to loans receivable, gross	1.06	1.10	1.10	1.14	1.11
Allowance for loan losses to non-performing loans	65.30	50.80	50.32	54.59	44.22
Non-performing assets to total assets	1.29	1.65	1.60	1.56	1.68

Capital ratios
Common shareholders' equity to assets	9.67%	9.37%	9.24%	9.41%	9.32%
Tangible common shareholders' equity to assets - Non-GAAP(1)	8.04	7.73	7.62	7.78	7.69
Tier 1 leverage capital	10.65	10.28	10.23	10.17	9.87
Total risk-based capital	16.46	16.67	16.48	16.47	16.63

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and nonrecurring FHLBB prepayment fees and litigation expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
Shareholders' Equity	$ 72,790	$ 71,211	$ 71,489	$ 72,206	$ 71,997
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	56,790	55,211	55,489	56,206	55,997
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(576)	(631)	(687)	(742)	(798)
Tangible Common Shareholders' Equity	$ 46,385	$ 44,751	$ 44,973	$ 45,635	$ 45,370
Total Assets	$ 587,109	$ 589,481	$ 600,712	$ 597,343	$ 600,813
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(576)	(631)	(687)	(742)	(798)
Tangible Total Assets	$ 576,704	$ 579,021	$ 590,196	$ 586,772	$ 590,186
Common Shares outstanding	1,710	1,710	1,710	1,709	1,690

Book value per Common Share – GAAP	$ 33.21	$ 32.28	$ 32.45	$ 32.88	$ 33.14
Tangible book value per Common Share - Non-GAAP	27.12	26.17	26.30	26.70	26.85

Common Equity to Assets – GAAP	9.67%	9.37%	9.24%	9.41%	9.32%
Tangible Common Equity to Assets – Non-GAAP	8.04	7.73	7.62	7.78	7.69

Non-interest expense	$ 4,977	$ 4,643	$ 4,610	$ 4,705	$ 5,334
Less: Amortization of core deposit intangibles	(56)	(56)	(56)	(56)	(56)
Less: Foreclosed property expense	(123)	(10)	(14)	(20)	(125)
Less: Nonrecurring expenses
FHLBB prepayment fee	-	-	-	-	(450)
Operating Expenses	$ 4,798	$ 4,577	$ 4,540	$ 4,629	$ 4,703
Net interest and dividend income, tax equivalent	$ 5,115	$ 4,967	$ 4,942	$ 4,903	$ 4,709
Non-interest income	1,570	1,459	1,650	1,625	1,877
Operating Revenue	$ 6,685	$ 6,426	$ 6,592	$ 6,528	$ 6,586
Efficiency Ratio	71.77%	71.22%	68.88%	70.93%	71.41%